UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2024

AMCOR PLC

(Exact name of registrant as specified in its charter)

Jersey	001-38932	98-1455367
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

83 Tower Road North
Warmley, Bristol
United Kingdom	BS30 8XP
(Address of principal executive offices)	(Zip Code)

+44 117 9753200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	AMCR	New York Stock Exchange
1.125% Guaranteed Senior Notes Due 2027	AUKF/27	New York Stock Exchange
5.450% Guaranteed Senior Notes Due 2029	AMCR/29	New York Stock Exchange
3.950% Guaranteed Senior Notes Due 2032	AMCR/32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2024, Amcor plc (the “Company”) announced that Fred Stephan, the Company’s President, Amcor Flexibles North America, will become Chief Operating Officer of the Company (the “COO”), effective immediately.

Mr. Stephan, 59, has served as President of Amcor Flexibles North America and a member of the Global Management Team, since joining Amcor in June 2019 with the acquisition of Bemis Company, where he was President of Bemis North America. Mr. Stephan has also had oversight of the Amcor Flexibles Latin America business since April 2024. From 2004 to 2017, Mr. Stephan served in senior executive and commercial roles at Johns Manville, a Berkshire Hathaway company, including as Senior Vice President and General Manager, Insulation Systems. Previously, Mr. Stephan spent five years at General Electric, ultimately serving as President and CEO of GE Lighting Systems. He began his career at GE Plastics. Mr. Stephan earned his B.S. in Electrical and Electronics Engineering from Purdue University.

Mr. Stephan is a party to an employment agreement with the Company, dated June 21, 2019 (the “Original Employment Agreement”). On September 5, 2024, in connection with Mr. Stephan’s appointment to the COO role, he entered into a letter agreement with the Company, dated as of such date (the “COO Letter Agreement”) that sets forth employment and compensation terms relating to his role as the COO, and which incorporates certain terms of the Original Employment Agreement. Pursuant to the terms of the COO Letter Agreement, Mr. Stephan will receive an annualized base salary of USD 1,150,000. He will continue to participate in the Management Incentive Plan (the “MIP”) including a target percentage of 100% of base salary and payouts ranging from 0 to 200% of base salary based on individual and Company performance. Mr. Stephan will continue to participate in the Company’s Equity Management Incentive Plan (the “EMIP”), with an annual grant valued at 50% of the cash MIP payout paid to him and delivered in the form of time-based restricted share units (“RSUs”). He will also continue to participate in the Long-Term Incentive Plan with grants made to him based on a grant date fair value of 225% of his base salary.

If the Company were to terminate Mr. Stephan other than for cause (as set forth in his Original Employment Agreement) while he is serving as COO, then he would be entitled to severance equivalent to twelve month’s base salary. Mr. Stephan’s restrictive covenants, as set forth in his Original Employment Agreement, continue for twelve months following termination of employment. The notice period for Mr. Stephan to terminate his employment as identified under his Original Employment Agreement is changed to six months’ written notice.

There are no transactions since the beginning of the Company’s last fiscal year in which the Company is a participant and in which Mr. Stephan or any members of his immediate family have any interest that are required to be reported under Item 404(a) of Regulation S-K. No family relationships exist between Mr. Stephan and any of the Company’s directors or executive officers. The appointment of Mr. Stephan was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

The foregoing descriptions of the COO Letter Agreement and the Original Employment Agreement are not complete and are in summary form only and are qualified in their entirety by reference to the full text of the COO Letter Agreement and the Original Employment Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively. A copy of the press release announcing the appointment of Mr. Stephan to the role of COO is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Index
Exhibit No.	Description
10.1	COO Letter Agreement between Amcor Flexibles North America, Inc. and Fred Stephan, dated as of September 5, 2024.
10.2	Employment Agreement between Amcor Flexibles North America, Inc. and Fred Stephan, dated as of June 21, 2019.
99.1	Press Release of Amcor plc, dated September 5, 2024.
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document.

* This exhibit is a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCOR PLC

Date	September 5, 2024	/s/ Damien Clayton
		Name:	Damien Clayton
		Title:	Company Secretary